EX-FILING FEES

Calculation of Filing Fee Tables

Post-Effective Amendment to Form S-1 on Form S-3
(Form Type)

Vimeo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Shares of common stock, par value $0.01 per share	457(c) and 457(f)	(1)	1,263,132	(1)(2)		$55,622,017.62	(3)	0.0001091	$6,068.37
	Total Offering Amounts							$55,622,017.62			$6,068.37
	Total Fees Previously Paid										$6,068.37
	Total Fee Offsets										-
	Net Fee Due										$0.00

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock, par value $0.01 per share, of Vimeo, Inc. (“Vimeo” and such shares of common stock, “Vimeo Common Stock”) that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events as provided for in the terms thereof.
(2)	This registration statement covers shares of Vimeo Common Stock that may be acquired upon exercise of options (“Vimeo Options”) or stock appreciation rights (“Vimeo SARs”) to acquire shares of Vimeo Common Stock held by (1) former employees of IAC/InterActiveCorp (“IAC”) and its subsidiaries (excluding Vimeo and its subsidiaries), (2) current employees of IAC’s subsidiaries, (3) former employees of Vimeo and its subsidiaries and (4) current and former employees of Match Group, Inc., who, in each case, are not current employees of Vimeo or a subsidiary of Vimeo, and any such individuals’ donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such equity award. The Vimeo Options are outstanding under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan and were converted from options to purchase shares of common stock of IAC (“IAC Options”) in connection with the separation of Vimeo from IAC. The IAC Options were granted under the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan and the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan. The Vimeo SARs are outstanding under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan and were converted from stock appreciation rights covering shares of common stock of Vimeo.com, Inc. in connection with the separation of Vimeo from IAC. The Vimeo SARs were granted under (a) the Vimeo, LLC 2012 Incentive Plan, (b) the Vimeo.com, Inc. (f/k/a Vimeo, Inc.) 2017 Incentive Plan, and (c) the Vimeo.com, Inc. (f/k/a Vimeo, Inc.) 2019 Incentive Plan (including the Israel Appendix).
(3)	Such value equals the product of (a) 1,263,132 (the maximum number of shares of Vimeo common stock calculated pursuant to Note 1 above), multiplied by (b) $44.04, the average of the high and low prices of the Vimeo Common Stock as reported on The Nasdaq Global Select Market on May 25, 2021.